UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Hercules Technology Growth Capital, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Commencing June 11, 2014, Hercules Technology Growth Capital, Inc. sent the following communication to certain stockholders

Date: June 11, 2014

Re: Hercules Technology Growth Capital, Inc. (“HTGC”) 2014 Proxy Statement and “Say-on-Pay” Advisory Vote

We would like to highlight the following to assist in your review of our 2014 Proxy Statement (the “Proxy Statement”) in connection with your consideration of the advisory vote to approve our named executive officer (“NEO”) compensation, as presented in Proposal 3 of our Proxy Statement.

•	As a Business Development Company, the 1940 Act constrains our ability to maintain performance-based incentive plans. We are an internally-managed, closed-end investment company and regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). The majority of other BDCs are externally-managed and pay their investment adviser a base management fee (typically 1.5% to 2.0% of gross assets) and an incentive fee (typically 20% of capital gains). Given our status as an internally-managed BDC, the 1940 Act limits our ability to implement and maintain certain incentive compensation programs that would restrict the discretion and decision-making authority of our compensation committee. For example, the 1940 Act prohibits us from implementing a performance-based cash incentive compensation plan that restricts compensation committee discretion in the sizing of cash bonuses given that we also maintain an equity incentive plan for our NEOs and other employees.

•	Our compensation committee seeks pay-for-performance alignment when determining cash and equity awards. We believe our compensation actions illustrate an alignment between the compensation of our NEOs and our performance during 2013. In addition to the individual contributions of our NEOs to our performance, the compensation paid to our NEOs for 2013 was determined in light of our strong financial performance during 2013. Our compensation committee considered the following aspects of our performance in connection with its determination of 2013 NEO compensation:

o	Total Shareholder Return – The total realized shareholder return on our common stock during 2013 was approximately 59%, which ranked first against our BDC peer group.
o	Total Investment Income – We had a record level of total investment income of approximately $139.7 million, an increase of 43.3% compared to the prior year.
o	Net Investment Income – We increased our net investment income (“NII”) by 52%, and our NII per share increased by approximately 27%.
o	Originations – We had record origination levels of approximately $705 million in debt and equity commitments to new and existing portfolio companies.

•	Our total compensation expense for 2013 was below the median of our BDC peer group. When sizing our cash bonus pool and allocating bonus awards, our compensation committee evaluated the total compensation paid to our NEOs and other employees against the expense ratios of other BDCs. With respect to 2013, the committee considered company-wide compensation expense as a percentage of average assets among our BDC peer group. Based on this measure, for 2013, our compensation expense was below the median of our peer group.

Further information about the compensation paid to our NEOs with respect to fiscal 2013 is provided in the

“EXECUTIVE COMPENSATION” section of our Proxy Statement, as filed with the Securities and

Exchange Commission on May 23, 2014.